UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
July 11, 2005

MATTHEWS INTERNATIONAL CORPORATION
(Exact name of registrant as specified in its charter)

Pennsylvania	0-9115	25-0644320
(State or other jurisdiction of incorporation	(Commission File Number)	(IRS Employer Identification No.)
Two NorthShore Center, Pittsburgh, PA     15212-5851
(Address of principal executive offices)    (Zip Code)

Registrant's telephone number, including area code: (412) 442-8200

Item 2.01 Completion of Acquisition or Disposition of Assets

On July 11, 2005, Matthews International Corporation (“Matthews”) completed the purchase of substantially all of the assets and assumption of certain of the liabilities of Milso Industries (“Milso”). Parties to the agreement are Matthews (including its wholly-owned subsidiaries The York Group, Inc. (“York”) and Midnight Acquisition Corporation) and the Milso-related legal entities Milso Industries, LLC, Milso Industries, Inc., and SBC Holding Corporation (including the shareholders of those entities). Milso, headquartered in Brooklyn, New York, is one of the leading manufacturers and marketers of caskets in the United States. Milso has manufacturing operations in Richmond, Indiana and maintains distribution centers throughout the Northeast, Mid-Atlantic, Midwest and Southwest regions of the United States. The acquisition is designed to expand Matthews’ products and services in the casket market. Matthews will continue to actively use the brand names of both York and Milso.

The transaction was structured as an asset purchase, at an initial purchase price of $95 million. The deal was also structured to include potential additional asset purchase consideration of $7.5 million contingent on the fiscal 2006 performance of the acquired operations. As part of the purchase, certain key management of Milso entered into five year employment agreements that provide for base compensation, plus bonuses based on the future performance of the combined business. Also, Matthews or one of its affiliates has entered into leases to occupy most of the facilities occupied by Milso with respect to its operations.

Coincident with the completion of the acquisition, Harry Pontone, one of the Milso selling shareholders, was named President of Matthews’ Casket Division, which includes both York and Milso products.

A copy of the press release announcing the completion of the acquisition is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits

(c)	Exhibits

10.1
Asset Purchase Agreement by and among The York Group, Inc., Midnight Acquisition Corporation, Milso Industries, Inc., Milso Industries, LLC, SBC Holding Corporation, the Shareholders identified therein and Matthews International Corporation.

10.2	Key Employee Employment Agreement by and between The York Group, Inc. and Harry Pontone dated May 28, 2005 and effective July 11, 2005.

99.1	Press Release, dated July 11, 2005, issued by Matthews International Corporation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MATTHEWS INTERNATIONAL CORPORATION
(Registrant)

By Steven F. Nicola

Steven F. Nicola
Chief Financial Officer,
Secretary and Treasurer

Date: July 14, 2005